Exhibit 10.2

AMENDMENT TO THE

CARROLS HOLDINGS CORPORATION

2001 TACO CABANA LONG-TERM INCENTIVE PLAN

WHEREAS, Carrols Holdings Corporation (the “Company”) previously established, and currently maintains, the Carrols Holdings Corporation 2001 Taco Cabana Long-Term Incentive Plan (the “Plan”);

WHEREAS, for purposes of the Plan and the awards to be granted thereunder, the Company previously instituted a separate series of common stock designed to track the performance of the Taco Cabana business (the “Taco Cabana Stock”);

WHEREAS, effective as of October 27, 2004 (the “Effective Date”) in order to reflect the current more integrated method of operating its business, the Company decided to eliminate the Taco Cabana Stock, and reclassify all current series of the Company’s common stock, including, but not limited to, the Taco Cabana Stock, into one series of common stock, referred to as the “Common Stock”;

WHEREAS, pursuant to Section 14 of the Plan, the Committee (as such term is defined in the Plan) may amend the Plan and any awards granted thereunder, subject to the limitations set forth therein;

WHEREAS, pursuant to Section 11 of the Plan, appropriate adjustments may be made to the Plan and any awards granted thereunder to reflect the reclassification of the Company’s common stock described above;

WHEREAS, the Committee desires to amend the Plan to reflect the reclassification of the Company’s common stock described above;

NOW, THEREFORE, the Plan hereby is amended as follows:

I.

Effective as of the Effective Date, the definition of “Carrols Stock” is amended in its entirety to read as follows:

“Carrols Stock” means the common stock, par value $.01 per share, of the Company.

II.

Effective as of the Effective Date, the definitions of “Taco Cabana Group” and “Sale of the Taco Cabana Group” and any and all references to any of such defined terms in the Plan are deleted in their entirety.

III.

Effective as of the Effective Date, the definition of “Stock” or “Share” is amended in its entirety to read as follows:

“Stock” or “Share” means Carrols Stock, which may be authorized but unissued or issued and reacquired.

IV.

Section 9 of the Plan is amended by adding the following immediately after its title:

“The provisions of this Section 9 shall cease to apply as of October 27, 2004 (or such other date as shall be selected by the Company, in its discretion, to effectuate the reclassification of all current series of the Company’s common stock, including, but not limited to, the Taco Cabana Stock, into one series of common stock) (the “Conversion Date”); provided, however, that notwithstanding anything to the contrary in the Plan or any other document governing the Stock Options, the reclassification of the Stock Options outstanding as of the Conversion Date as options to purchase shares of the Company’s new combined common stock, which shall occur in connection with the combination of all current series of the Company’s common stock, shall entitle the Participants to receive any and all benefits, if any, relating to the crediting of dividends or dividend equivalents to such Participants’ accounts under this Section 9.”

V.

In all other respects, the Plan shall remain in full force and effect.

CARROLS HOLDINGS CORPORATION

By:	/S/ JOSEPH ZIRKMAN
Title:	Vice-President